13

                              EMPLOYMENT AGREEMENT


This Agreement ("Agreement"),  dated the 1 day of July, 1998, is between The JPM
Company  ("Company"),   a  Pennsylvania  corporation,   and  Therese  M.  Miller
("Employee").

                                    RECITALS

1.  Company and Employee  have agreed on certain  terms and  conditions  of employment  which  terms  and  conditions  they  desire  to  reduce  to a formal agreement.
2. Under those terms and conditions, Company has extended an offer to
Employee, and she has accepted that offer, to be Vice President of Human Resources.
3. The company desires to employ  Employee,  and Employee desires to perform services for the Company in a position which will allow Employee access to various trade secrets and confidential information belonging to the Company and which will require Employee to perform services of a unique and special nature; and
4. The parties agree that covenants against competition,  disclosure of confidential information, solicitation of employees, and solicitation of customers is essential to the growth and stability of the business of the Company and to the continuing viability of the Company after this agreement is terminated; NOW THEREFORE, the parties, intending to be legally bound, agree as follows: 1. Employment. The Company hereby employs Employee and the Employee hereby accepts employment upon the terms and conditions contained in this Agreement. 2. Term. The term of this Agreement shall be from February 26, 1998 and shall be from year-to-year thereafter. 3. Duties. During the employment period, the Employee will devote her full working time and best efforts to the Company in fulfilling the duties of her position, which shall include such duties as may from time to time be assigned by the Company. 4. Compensation.
4.1. Salary. The Employee's base salary shall be one hundred thousand dollars ($100,000) per year payable in weekly installments, subject to increase by the Board of Directors, which shall review the salary periodically.
4.2. Incentive
Compensation. For each year of employment, Employee shall be eligible to receive a cash bonus in an amount equal to twenty percent (20%) of her base salary, provided that the Company satisfies its financial objectives for which the bonus is paid, consistent with the bonus plan for corporate officers.
4.3. Benefits.
Employee will be eligible to participate, to the extent it is legal and permitted by the benefit contracts, in all benefit programs of the Company which are in effect for its executive personnel from time to time. Employee shall be eligible for participation in the Non-Qualified Deferred Compensation Plan, under which the Company shall deposit an amount equal to ten percent (10%) of her annual salary in quarterly retroactive increments. Employee shall have the option of depositing up to 25% of her salary into such plan.
4.3.1.  Employee
shall be entitled each year to vacation for a period consistent with the normal policy of the Company in effect from time to time, during which period Employee's compensation shall be paid in full.
4.3.2. If any modifications of
the benefit package result in a net reduction in compensation to the Employee, the Company will pay Employee a cash bonus to make up the difference. 4.4.Special Benefits.
4.4.1.  Car.  Employee shall have the option of either a car leased by the corporation for her use or shall receive a car allowance, consistent with the policy of the company then in effect.
4.4.2. Stock Options.
Employee shall receive 20,000 stock options pursuant to Employee Stock Option Plan of 1995.
4.4.3. Bonus. As additional inducement to sign the contract and to relocate to corporate headquarters, Employee will receive a signing bonus of $20,000, which bonus will be paid within six weeks of employment. In the event Employee voluntarily leaves the employment of the Company within one year of employment, Employee shall repay the bonus to Company.
4.4.4.  Relocation
Expenses. Employee shall receive relocation expenses to move to Lewisburg. Expense reimbursement shall be grossed up to reimburse Employee for any taxes
assessed  against  the  reimbursable   expenses.
5.  Acknowledgment.   Employee
acknowledges that the Company's business and services are highly specialized, that the identity and particular needs of the Company's customers and suppliers are not generally known and that the documents and information regarding the Company's customers, suppliers, services and methods of operation, sales, pricing and costs are highly confidential and constitute trade secrets. Employee further acknowledges that the services rendered to the Company by Employee have been or will be of a special and unusual character which have unique value to the Company and that Employee has had or will have access to trade secrets and confidential information belonging to the Company, the loss of which cannot adequately be compensated by damages in an action at law.
6. Covenant  Against
Competition. During the term of Employee's employment with the Company and for a period of two (2) years from the voluntary or involuntary termination of Employee's agreement with the Company for any reason whatsoever, Employee will not directly or indirectly, own, manage, operate, control, be employed by, perform services for, consult with, solicit business for, participate in, or be connected with the ownership, management, operation, or control of any business which performs the services materially similar to or competitive with those provided by the Company in any location where the Company has had an office or has sold products or provided services to customers during the period Employee is employed by the Company.
7.  Covenant  Against  Disclosure  of  Confidential
Information. During the term of Employee's employment with the Company and for ---------------------------------------------------------------- a period of two
(2) years after the termination of Employee's employment with the Company for any reason whatsoever, Employee shall not use for any purpose or disclose to any person or entity any confidential information acquired during the course of employment with the Company. Employee shall not, directly or indirectly, copy, take, or remove from the Company's premises any of the Company's books, records, customer lists, or any other documents or materials. The term "confidential information" as used in this Agreement includes, but is not limited to, records, lists, and knowledge of the Company's current and former customers, suppliers, methods of operation, processes, trade secrets, methods of determination of the prices, financial consideration, profits, sales, net income, and indebtedness.
8. Non-Solicitation of Employees. During the term of Employee's employment with the Company for a period of two (2) years from the voluntary or involuntary termination of Employee's employment with the Company for any reason whatsoever, Employee shall not either on her own account or for any person, firm, partnership, corporation, or other entity solicit, interfere with, or endeavor to cause any employee of the Company to leave his or her employment, or induce or attempt to induce, any such employee to breach his or her employment agreement with the Company.
9. Non-Solicitation of Customers. During the term of
Employee's employment with the Company and for a period of two (2) years from the termination of Employee's employment with the Company for any reason whatsoever, Employee shall not solicit, induce, or attempt to induce, any past or current customer of the Company to cease doing business in whole or in part through the Company, or to do business with any other person, firm, partnership, corporation, or other entity which performs services materially similar to or competitive with those provided by the Company.
10.Reasonableness  of
Restrictions. Employee has carefully read and considered the provisions hereof, and having done so, agrees that the restrictions set forth in Paragraphs 6 through 9 of this Agreement, including, but not limited to, the time periods of restriction in each of such paragraphs and the geographical area of restrictions set forth in Paragraphs 6, are fair and reasonable and are reasonably required for the protection of the interests of the Company.
11.  Compensation  During
Disability and Upon Death.
11.1.  Compensation During Initial Disability Period.
If at any time during the term of this Agreement, Employee becomes disabled or incapacitated or is unable for any reason to perform substantially her duties under this Agreement and he has not breached any of the provisions of this Agreement, the Company shall continue to compensate Employee as provided in Paragraph 4, but only as to the first six months of Employee's disability or incapacitation ("the Initial Disability Period"), Provided, however, that Company shall receive credit against such salary for any other disability payments made to Employee pursuant to any Company sponsored disability plan.
11.2. Compensation After Initial Disability Period. Effective after expiration of the Initial Disability Period, the Company may, at its sole option, elect to:
11.2.1.  Continue  payment of  Employee's  salary until she is able to return to work;
11.2.2. Continue payment of Employee's salary for such period greater than six months as the Company elects;  or
11.2.3.  Terminate this  Agreement.
11.3.
Death of Employee. If Employee should die during the term of this Agreement, Employee's employment and the Company's obligations hereunder shall terminate as of the date of the Employee's death.
12.  Termination.  12.1.  Conditions  of
Termination. This agreement may be terminated as follows prior to the expiration of its stated term:
12.1.1. The Company may terminate this Agreement immediately for cause, including without limitation, fraud, misrepresentation, theft or embezzlement of the Company's assets, intentional violations of law or company policies, or a breach of this Agreement;
12.1.2.  Either  the  Company or the
Employee may terminate this Agreement without cause upon ninety (90) days notice to the other party;
12.1.3. This agreement shall terminate in the event of death or disability of the Employee. Disability shall be the inability of the Employee to perform her duties under this agreement because of illness or incapacity for a period of six months.
12.2. Compensation Upon Termination. Upon termination of
employment pursuant to this Paragraph 12, Employee shall be entitled to receive all compensation accrued and unpaid as of the date of termination. In addition, if terminated by the Company for reasons other than those set forth in Paragraph 12.1.1, or if terminated by the Employee for Good Reason, as defined in paragraph 13 below, Employee shall be entitled to receive severance pay in an amount equal to six (6) months of Employee's salary then in effect, which amount shall be payable either in equal monthly installments no longer than six (6) months or in a lump sum, as determined by the Board. If paid in a lump sum, the payment shall be made within thirty (30) days after the effective date of termination.
13. Resignation for Good Reason. For purposes of this Agreement, an
Employee's voluntary resignation will be for Good Reason if the resignation follows consequently from any of the following:
13.1.  Material  Breach  by
Employer. The material breach of any provision of this Agreement by the Employer, which breach shall not have been cured by the Employer within 30 days of the Employer's receipt from the Employee or the Employee's agent of written notice specifying in reasonable detail the nature of the Employer's breach; or
13.2. Geographic Reassignment. A change in the Employee's principal work location outside of the Lewisburg, Pennsylvania area without the Employee's written consent; or
13.3. Duty Reassignment.  The assignment to the Employee of
any duties inconsistent in any material respect with the Employee's position (including status and reporting requirements), authority, duties, powers or responsibilities or any other action by the Employer which results in a material diminution of such position, authority, duties, powers or responsibilities, excluding for this purpose any isolated, insubstantial action by the Employer not taken in bad faith and which is remedied by the Employer within 30 days after receipt of written notice from the Employee to the Employer. Following a Change in Control, the diminution in the Employee's position, authority, duties, powers or responsibilities solely as a result of a change in the Employer's relative size and position in a larger organization shall not constitute Good Reason; or
13.4.  Material  Salary  Reduction.  A  material  reduction  in the
Employee's base salary other than a general reduction in salary which similarly affects a significant number or class of employees in addition to the Employee.
14. Change in Control. The Employee shall be entitled to severance payments, as set forth herein, in the event of a Change in Control of the Employer and the Employee is terminated without cause by the Purchaser/Successor Employer or the Employee chooses to leave for Good Reason (as defined in paragraph 13).
14.1.
Change in Control Definition. Change in Control shall mean any of the following events:
14.1.1.  The  sale  or  other  disposition  by  the  Company  of all or substantially all of its assets to a single purchaser or to a group of purchasers, other than to a corporation with respect to which, following such sale or disposition, more than eighty percent (80%) of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors is then owned beneficially, directly or indirectly, by all or substantially all of the individuals who were the beneficial owners of the outstanding Company common stock and voting securities immediately prior to such sale or disposition; or
14.1.2. The acquisition in one or more transactions by any person or group, directly or indirectly, of beneficial ownership of twenty-five percent (25%) or more of the outstanding shares of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, provided, however, that for this purpose acquisition of such a share by an employee benefit plan of the Company or a subsidiary or affiliate of the Company or a present significant shareholder (i.e., shareholder whose current holdings exceed 5% of the outstanding stock) of the Company shall not constitute a Change of Control.
14.1.3.  The Company's  termination of its
business and liquidation of its assets; or
14.1.4. The reorganization, merger or
consolidation of the Company into or with another person or entity, by which reorganization, merger or consolidation the shareholders of the Company receive less than fifty percent (50%) of the outstanding voting shares of the new or continuing corporation; or
14.1.5.  If, during any period of twenty-four  (24)
consecutive months, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.
14.2.
Severance Payments Upon Change of Control and Termination or Resignation for Good Reason Upon Change of Control. In the event Employee is terminated without cause by the purchaser/successor or the Employee chooses to leave for Good Reason within ninety (90) days after the Change of Control, she shall receive as severance payments:
14.2.1. One years' salary, in either a lump sum within 30 days of severance or six equal monthly payments beginning no later than 30 days following termination, at the discretion of the Company, if such Change of Control occurs on or before February 26, 1999;
14.2.2.  Nine months' salary, in
either a lump sum within 30 days of severance or six equal monthly payments beginning no later than 30 days following termination, at the discretion of the Company, if such Change of Control occurs between February 26, 1999 and February 26, 2000;
14.2.3. Six months' salary, in either a lump sum within 30 days of severance or six equal monthly payments beginning no later than 30 days following termination, at the discretion of the Company, if the Change of Control occurs after February 26, 2000.
14.3. Termination of Employment Prior to
Change of Control. If the Employee's employment with the Employer is terminated prior to the date on which a Change of Control occurs either
14.3.1.  By the
Employer other than for Cause; or by the Employee for Good Reason; and 14.3.2.
It is reasonably  demonstrated that termination of employment
14.3.2.1.  Was at
the request of the then existing Employer management team, or by an Unrelated Third Party, who has taken steps reasonably calculated to effect a Change of Control; or
14.3.2.2. Otherwise arose in connection with or anticipation of the Change of Control, then
14.3.3. Such a termination shall be deemed to have occurred specifically upon a Change of Control and the Employee shall be entitled to Severance Pay as provided in paragraph 14.2.
15.  Rights and
Remedies.
15.1. Both parties recognize that the services to be rendered under this Agreement by Employee are special, unique and are of extraordinary character. Upon breach of any provision of this Agreement, either may, at its option, terminate this Agreement or elect to institute and prosecute proceedings in any court of competent jurisdiction, either in law or equity, to obtain damages, to enforce specific performance of the Agreement, to enjoin the other party as appropriate, and to recover reasonable attorney's fees and the costs of prosecuting such action.
15.2. Termination for any cause shall not constitute a waiver of the Company's rights under Paragraphs 6 through 9 of this Agreement (covenants against non-competition, disclosure of confidential information, and solicitation of employees and customers) nor a release of Employee from her obligation hereunder. The rights and remedies of the parties shall be cumulative and in addition to any other rights and remedies provided by law or otherwise. A party's failure to exercise its right to terminate this Agreement or to enforce any provision of this Agreement for default or violation by the other party shall not prejudice such party's right of termination or enforcement for any further or other default or violation.
16. Miscellaneous.
16.1. Governing Law.
It is understood and agreed that the construction and interpretation of this Agreement shall at all times and in all respects be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to the conflict of laws provision thereof. Venue of any action brought to enforce this Agreement or relating to this Agreement shall be brought exclusively in a Pennsylvania Court of Common Pleas or the U. S. District Court for the Middle District of Pennsylvania.
16.2. Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Company and Employee, and their respective successors and assigns. The Company shall have the right to assign its rights hereunder to any successor or interest, whether by merger, consolidation, sale of assets, or otherwise. Employee may not assign any of its rights or delegate any of her obligations under this Agreement without first obtaining written consent from the Company.
16.3. Entire Agreement. This Agreement constitutes the entire agreement between the parties respecting the employment of Employee, and there are no representations, warranties or commitments, except as set forth in this Agreement. This Agreement may be amended only by a writing executed by the parties to this Agreement. No valid waiver of any provisions of this Agreement at any time shall be deemed a waiver of any other provision of this Agreement.
16.4. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any of the provisions hereof shall not affect the validity or enforceability of any other provision of this Agreement.
16.5. Notices. Any notice, request, demand or other communication made under this Agreement shall be in writing and shall be deemed to be duly given when personally delivered to an officer of the Company or to Employee, as the case may be, or when delivered by mail at the following addresses:

If to the Company:                                      If to the Employee:

The JPM Company                                         Therese M. Miller
155 N. 15th Street                                      R.D. 3, Box 528A
Lewisburg, PA  17837                                    Lewisburg, PA  17837


16.6. Effective Date. The effective date of this Agreement shall be the 26th day of February, 1998.

         IN WITNESS WHEREOF, the Company and Employee have duly executed this Agreement as of the 1st day of July, 1998.


                                                       The JPM Company
Attest:

                                                      /s/ John H. Mathias
  /s/ Wayne A. Bromfield
         (Corporate Seal)


Witness:                                               Employee:


                                                   /s/ Theres M. Miller
                                                       Therese M. Miller